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Alfons Buts                                           Carlos A. Veneno
Gerrit Keyaerts
XEIKON NV
Belgium
Tel: +32 3 443 1693







                                                      (646) 536-7003
                                                      cveneno@breakstoneruth.com




                                                           FOR IMMEDIATE RELEASE


                        XEIKON PLANS UP TO USD 40 MILLION
                            CONVERTIBLE BOND ISSUANCE

Mortsel, Belgium - June 18, 2001 - Xeikon N.V. [NASDAQ: XEIK], the world's leading supplier of production digital printing systems for a wide range of commercial and industrial printing applications, today announced that it intends to raise approximately $40 million in convertible debt securities in a private placement.

The Company has engaged an investment banking firm to assist it in this offering. The issuance of convertible debt securities will be subject to the approval of the shareholders of the Company, who will be convened for an extraordinary shareholders meeting in the third quarter of 2001.


               "THE CURRENT CHALLENGES CAUSED BY OUR RECENT OPERATING LOSSES AND OUR HIGH LEVEL OF WORKING CAPITAL HAVE PUT PRESSURE ON OUR CASH POSITION" COMMENTED GINO DESPEGHEL, THE COMPANY'S EXECUTIVE CHAIRMAN. "THIS TRANSACTION TO RAISE ADDITIONAL CAPITAL COMPLEMENTS OUR ONGOING MEASURES AIMED AT BRINGING US BACK TO GROWTH AND PROFITABILITY."



Xeikon N.V. develops, produces and markets commercial digital color printing systems and related consumables specifically designed to meet the quality, speed, reliability, cost, variable content and on-demand requirements of the global digital color printing market. Xeikon supplies both original equipment manufacturers, as well as a global network of approximately 40 value-added distributors (VADs) operating in more than 40 countries. Xeikon is also a major manufacturer of digital black and white printers, which use a proprietary "magnetography" technology most suited for use in heavy-duty printing applications. Additional information on Xeikon N.V. can be found on the World Wide Web at http://www.xeikon.com

The securities offered by Xeikon have not and will not be registered under the United States Securities Act of 1933 without registration or an applicable exemption from the registration requirements and may not be offered or sold in the United States absent registration or an applicable exemption.

This news release may contain forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Xeikon's 2000 annual report and its annual and quarterly filing with the Securities and Exchange Commission.


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